FIRST AMENDMENT TO CREDIT AGREEMENT
     THIS FIRST AMENDMENT, dated as of November 30, 2007, amends and modifies a certain Credit Agreement, dated as of October 2, 2007 (as so amended, the “Credit Agreement”), among VARISTAR CORPORATION, a Minnesota corporation (the “Borrower”), U.S. BANK NATIONAL ASSOCIATION, as Agent (in such capacity, the “Agent”), and the Banks, as defined therein. Terms not otherwise expressly defined herein shall have the meanings set forth in the Credit Agreement.
     FOR VALUE RECEIVED, the Borrower, the Agent and the Banks agree that the Credit Agreement is amended as follows.
ARTICLE I — AMENDMENT TO THE CREDIT AGREEMENT
     1.1 Other Agreements. Section 9.5 is amended to read as follows:
     “Section 9.5 Other Agreements. Enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than the Banks which would: (a) be violated or breached by the Borrower’s performance of its obligations under the Loan Documents, or (b) prohibit any Subsidiary of the Borrower from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Borrower holds in such Subsidiary.”
For convenience of reference, the change to such Section constitutes deletion of the wording formerly in subsection (a) that had read:
”(a) prohibit the Borrower or such Material Subsidiary from granting, or otherwise limit the ability of the Borrower or such Material Subsidiary to grant, to the Banks any Lien on any assets or properties of the Borrower or such Material Subsidiary;”
     1.2 Indebtedness. Section 9.8 is amended by deleting the period at the end of subsection (h), adding “; and” and adding new subsection (i), which shall read as follows:
”(i) Indebtedness consisting of guaranties expressly permitted by Section 9.10.”
     1.3 Construction. All references in the Credit Agreement to “this Agreement”, “herein” and similar references shall be deemed to refer to the Credit Agreement as amended by this Amendment.
ARTICLE II — REPRESENTATIONS AND WARRANTIES
     To induce the Agent and the Banks to enter into this Amendment and to make and maintain the Loans under the Credit Agreement as amended hereby, the Borrower hereby warrants and represents to the Agent and the Banks that it is duly authorized to execute and deliver this Amendment, and to perform its obligations under the Credit Agreement as amended hereby, and that this Amendment constitutes the legal, valid and binding agreement of the Borrower, enforceable in accordance with its terms.
ARTICLE III — CONDITIONS PRECEDENT
     This Amendment shall become effective on the date first set forth above, provided, however, that the effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:
     3.1 Warranties. Before and after giving effect to this Amendment, the representations and warranties in Article VII of the Credit Agreement shall be true and correct as though made on the date hereof, except for changes that are permitted by the terms of the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     3.2 Defaults. Before and after giving effect to this Amendment, no Default and no Event of Default shall have occurred and be continuing under the Credit Agreement. The execution by the Borrower of this Amendment shall be deemed a representation that the Borrower has complied with the foregoing condition.
     3.3 Documents and Fee. The Borrower, the Agent and the Required Bank shall have executed and delivered this Amendment and the Borrower shall have paid to the Agent a fee of $50,000, which shall be distributed by the Agent to the Banks on a ratable basis, in accordance with their respective Percentages.
     ARTICLE IV — GENERAL
     4.1 Expenses. The Borrower agrees to reimburse the Agent upon demand for all reasonable expenses (including reasonable attorneys’ fees and legal expenses) incurred by this Agent in the preparation, negotiation and execution of this Amendment and any other document required to be furnished herewith.
     4.2 Counterparts. This Amendment may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.
     4.3 Severability. Any provision of this Amendment which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provisions in any other jurisdiction.
     4.4 Law. This Amendment shall be a contract made under the laws of the State of Minnesota, which laws shall govern all the rights and duties hereunder.

     4.5 Successors; Enforceability. This Amendment shall be binding upon the Borrower, and Agent and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Banks and the successors and assigns of the Agent and the Banks. Except as hereby amended, the Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed at Minneapolis, Minnesota by their respective officers thereunto duly authorized as of the date first written above.
(signature pages follow)

VARISTAR CORPORATION
By:	/s/ Kevin Moug
Title: CFO & Treasurer

U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Delton Steele
Title: Vice President/Senior Lender

BANK OF AMERICA, N.A.
By:	/s/ Daniel R. Petrik
Title: Sr. Vice President

KEYBANK NATIONAL ASSOCIATION
By:	Kevin D. Smith
Title: Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION
By:	/s/ Patrick McCue
Title: Vice President

(additional signature page follows)

JPMORGAN CHASE BANK, N.A.
By:	Helen D. Davis
Title: Vice President

BANK OF THE WEST
By:	/s/ Josh Pirozzolo
Title: Senior Vice President

UNION BANK OF CALIFORNIA, N.A.
By:	/s/ Robert J. Cole
Title: Vice President

ACKNOWLEDGMENT
     Reference is made to the Guaranty, dated as of October 2, 2007 (the “Guaranty”) pursuant to which each of the undersigned, as Guarantors (the “Guarantor”) has jointly and severally guaranteed payment and performance of obligations of Varistar Corporation (the “Borrower”) to U.S. Bank National Association, as Agent, and the Banks (the “Creditors”) under the Credit Agreement among the Borrower and the Creditors dated as of October 2, 2007 (the “Credit Agreement”) and under each Note and Loan Document, as defined in the Credit Agreement. Each Guarantor acknowledges that it has received a copy of the proposed First Amendment to the Credit Agreement, to be dated on or about November 30, 2007 (the “Amendment”). Each Guarantor agrees and acknowledges that the Amendment shall in no way impair or limit the right of the Creditors under the Guaranty, and confirm that by the Guaranty, such Guarantor continues to guaranty payment and performance of the obligations of the Borrower to the Creditors under the Credit Agreement as amended pursuant to the Amendment. Each Guarantor hereby confirms that the Guaranty remains in full force and effect, enforceable against such Guarantor in accordance with its terms.
Dated as of November 30, 2007.
BTD Manufacturing, Inc.
DMI Industries, Inc.
DMS Health Technologies, Inc.
DMS Imaging, Inc.
Foley Company
Idaho Pacific Holdings, Inc.
Midwest Construction Services, Inc.
Northern Pipe Products, Inc.
ShoreMaster, Inc.
Vinyltech Corporation
Idaho Pacific Corporation

By:	/s/ Kevin Moug
Title: Treasurer